Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Albany Molecular Research, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2010, dated March 16, 2011, expresses our opinion that Albany Molecular Research, Inc. did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to inadequate and ineffective controls over income tax accounting and disclosure has been identified. Our report also contains an explanatory paragraph that states that internal control over financial reporting of AMRI Burlington, which was acquired during 2010, was excluded from the evaluation of internal control over financial reporting of Albany Molecular Research, Inc. and subsidiaries as of December 31, 2010.

/s/ KPMG LLP
Albany, New York
June 16, 2011